Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130-3002 O: 858.350.2300 F: 858.350.2399

March 1, 2022

ImmunityBio, Inc.

3530 John Hopkins Court

San Diego, California 92121

Re:	Post-Effective Amendment to Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to ImmunityBio, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $330,795,982 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3ASR (File No. 333-255699) filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2021 and which became effective immediately (the “Registration Statement”), and Post-Effective Amendment No. 1 to the Registration Statement, filed with the Commission on March 1, 2022 (the “Post-Effective Amendment”).

The offering and sale of the Shares are being made pursuant to the Open Market Issuance Sale Agreement (the “Sale Agreement”) dated as of April 30, 2021 by and between the Company and Jefferies, LLC.

We have examined copies of the Sale Agreement, the Registration Statement, the Post-Effective Amendment, the base prospectus that forms a part thereof, the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of March 1, 2022, and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sale Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation